Exhibit g.2

Custody Services
Annual Fee Schedule - Domestic Funds

Exhibit A

Separate Series of Frontegra Funds, Inc.

Name of Series	Date Added

Frontegra Total Return Bond Fund	September 1, 1999
Frontegra Opportunity Fund	September 1, 1999
Frontegra Growth Fund	September 1, 1999
Frontegra Investment Grade Bond Fund	January 31, 2001
Frontegra Horizon Fund	August 1, 2002

Annual fee based upon the Company's total market value

1 basis point on the first $100 million
0.75 basis points on the next $100 million
0.50 basis points on balance

Investment transactions (purchase, sale, exchange, tender, redemption, maturity, receipt, delivery):

$12.00 per book entry security (depository or Federal Reserve system)
$25.00 per definitive security (physical)
$25.00 per mutual fund trade
$75.00 per Euroclear
$ 8.00 per principal reduction on pass-through certificates
$ 6.00 per short sale/liability transaction
$35.00 per option/futures contract
$15.00 per variation margin
$15.00 per Fed wire deposit or withdrawal

Variable Amount Demand Notes: Used as a short-term investment, variable amount notes offer safety and prevailing high interest rates. Our charge, which is 1/4 of 1%, is deducted from the variable amount note income at the time it is credited to your account.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity. Foreign securities custody services quoted separately.

Fees and out-of-pocket expenses are billed to the Fund monthly, based upon market value at the beginning of the month.